EXHIBIT 99.1

FINAL TRANSCRIPT

Conference Call Transcript

AA - Q3 2006 ALCOA Inc Earnings Conference Call

Event Date/Time: Oct. 10. 2006 / 5:00PM ET

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FINAL TRANSCRIPT

Oct. 10. 2006 / 5:00PM ET, AA - Q3 2006 ALCOA Inc Earnings Conference Call

CORPORATE PARTICIPANTS

Tony Thene

Alcoa, Inc. - Director Investor Relations

Alain Belda

Alcoa, Inc. - Chairman, CEO

Joe Muscari

Alcoa, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

John Hill

Smith Barney Citigroup - Analyst

Dave Gagliano

Credit Suisse Securities - Analyst

Rob Clifford

ABN Amro - Analyst

David Palmer

Wellington Management Company - Analyst

Hongyu Cai

Goldman Sachs - Analyst

Kuni Chen

Banc of America Securities - Analyst

John Tumazos

Prudential Equity Group - Analyst

Victor Lazarovici

BMO Capital Markets - Analyst

Anthony Rizzuto

Bear, Stearns & Company - Analyst

Brian MacArthur

UBS Warburg - Analyst

Sophie Vatalis

Macquarie Bank - Analyst

Chris Olin

Cleveland Research Company - Analyst

Glen Lokoff

UPS - Analyst

PRESENTATION

Operator

Good day ladies and gentlemen, and welcome to the Alcoa 2006 third quarter earnings conference call. My name is Latesha and I will be your coordinator for today.

At this time all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. [OPERATOR INSTRUCTIONS] As a reminder, this conference is being recorded for replay purposes.

At this time I will now turn the presentation over to Tony Thene, Director, Investor Relations. Please proceed, sir.

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FINAL TRANSCRIPT

Oct. 10. 2006 / 5:00PM ET, AA - Q3 2006 ALCOA Inc Earnings Conference Call

Tony Thene - Alcoa, Inc. - Director Investor Relations

Thank you very much. Good evening and thank you for attending Alcoa’s third quarter 2006 analyst conference.

At today’s conference. Alain Belda, the Chairman and CEO, will give an overview of the third quarter performance as well as some insight into the major activities of the quarter. In addition, Joe Muscari, Chief Financial Officer, will review the third quarter financial results and current business conditions.

Before I turn it over to Alain, I would like to remind you that in discussing the Company’s performance today we have included some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to future events and expectations and involve known and unknown risks and uncertainties. Alcoa’s actual results or actions may differ materially from those projected in the forward-looking statements.

For a summary of the specific risk factors that could cause results to differ materially from those expressed in the forward-looking statements, please refer to Alcoa’s Form 10-K for the year ended December 31, 2005 and Forms 10-Q for the quarters ended March 31, 2006 and June 30, 2006 filed with the SEC.

In our discussion today we have also included some non-GAAP financial measures. You can find our presentation of the most directly comparable GAAP financial measures calculated in accordance with Generally Accepted Accounting Principles and our related reconciliation on our Web site at www.alcoa.com under the Invest Section.

At this point let me turn it over to Alain.

Alain Belda - Alcoa, Inc. - Chairman, CEO

Thank you, Tony. Good evening.

Let’s begin by stating that we had a very solid quarter. Not to the level of the last quarter as I predicted three months ago, given metal price reduction and seasonality, but it’s still the third highest quarter in the Company history, the most profitable third quarter in the Company history, and as we run through the results, I will be referring to both sequential changes and year-over-year changes due to the seasonality that affects third quarter results every year.

Income from continuing operations at $540 million, or $0.62 per share is 89% higher than a year ago quarter of $285 million, or $0.32 per share, and it is 82% higher than the year-to-date last year. It is down from the second quarter level of $749 million, or $0.85.

66% of this difference against the previous quarter is directly related to the price of metal, 19% from material inputs most of which suffer a lag effect from metal prices and 15% from seasonality. We will also have suffered some mill outages in the Flat-Rolled Products segment, and Joe will go into the details of all of that.

With that as background, I’d now like to take you through the other financial results. Revenues in the quarter were $7.6 billion which is 19% higher than the year ago quarter, 18% higher to date over the same period last year, and 2% lower sequentially. This was the second highest quarterly revenue in the Company history.

In cost of goods, we had a solid productivity improvement. It was lowered from the third quarter 2005 level of 82.2% as a percentage of sales to 78%, 78.8% in this quarter. It is an increase from the 74.7 of the last quarter.

Lower pricing, the lower seasonal volume, and the previous mentioned mill outage were the primary contributors to the sequential rise. We do not see those going forward — happening in the fourth quarter.

SG&A expenses also represented a productivity gain. As a percentage of sales, they went down from 4.7% a year ago to 4.3 in this quarter, also down from 4.5 in the previous quarter. This includes expensing stock option and awards which we started doing in the first quarter of this year.

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Oct. 10. 2006 / 5:00PM ET, AA - Q3 2006 ALCOA Inc Earnings Conference Call

To summarize, lower LME pricing, seasonal decline, variable input costs, and several mill outages drove the results lower sequentially. On a year-over-year basis, we benefited from strong pricing and improved conditions in most of our markets, and we’ve been more successful in capturing price increases in a lower inflationary environment, and we improved the productivity in our businesses.

For the quarter cash from operations was $748 million, a 52% improvement over the prior year third quarter level of $493 million, and an improvement of $50 million over the second quarter cash generation of $698 million.

Our current quarter cash from operations includes $200 million of discretionary pension contribution or the improved performance would be even greater. The contribution was made to take advantage of tax funding and expense opportunities.

Year-to-date our cash from operations amounted to $1.234 billion versus $637 million last year, or a 94% improvement. Capital expenditures also $737 million in the quarter with over 75% of that amount dedicated toward our growth projects.

This is about the same amount as the second quarter this year, and on a year-to-date comparison about 50% above what we spent last year. Debt to capital now stands at 32.8%, slightly higher than the 31.5 in the prior year quarter and 32% in the sequential quarter, yet well within our target range of 25 to 35%.

Lastly, annualized return on capital was 14.3% and 17.1% excluding construction work in progress and recent, less than two years acquisitions.

I want to focus now on the second page with some performance indexes. We are a capital intensive company, so this chart contains some of the most important indicators for us of how we are performing.

Looking at return on capital on a trailing twelve-month basis, you can see steady and consistent improvements over the last seven quarters. We believe we have secured a solid core earning platform to continue to build upon.

We did see some cost inflation in some of our raw materials, such as resin and coke. We experienced a couple of unplanned mill outages and some planned outages that extended longer than planned. We currently have all effective equipment operating.

Let’s remember this is the third best quarter in our history. It is part of the three best quarters in the Company history and the three combined are the best company year. Year-over-year our end markets are strong, and with the exception of automotive in the U.S., our revenue in every market we serve is up over the third quarter of 2005.

We continue to manage for the long-term profitable growth of the Company. We will continue to focus on return on capital and cash generation in our upstream businesses. It is about low cash cost positioning and resource investment.

On the downstream side it is about continuing improvement, research and development, application engineering, choice of market segments and customers, and we will continue to build on our successes.

Let me talk about another key important metric for us, safety, and then I’ll talk about our commitment to results and long-term views. We have 123,300 Alcoans worldwide. We suffered 57 lost work days this year due to injuries.

Through the first nine months of the year 85% of our locations have not had lost work days injury. This is a loss work day rate of .082, an improvement of 26% over the same period last year.

For total recordable injuries, this year the rate is at 1.152. 48% of our locations have had no recordable injury. This is an improvement of 21% over last year.

These results are good indicators of management capability to lead and to execute and complete, complex systemic tasks. In addition to safety, we track a number of key measures of performance, operational excellence, innovation, new products, profitable growth, sustainable development, and portfolio management.

Let me turn to the next one. Let me give you a couple of examples of operational excellence and innovation from the third quarter.

Five of our nine refineries achieved a new quarterly production record as well as a total system as a whole. Our Russian mill achieved production and shipment record in the third quarter.

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Oct. 10. 2006 / 5:00PM ET, AA - Q3 2006 ALCOA Inc Earnings Conference Call

Production increased 12% quarter-over-quarter and shipments increased 7% quarter-over-quarter. More importantly, revenues increased 5% quarter-over-quarter and 75% better than last year at the same time.

From a process standpoint, we have advanced a number of innovations that improve our impact on the environment. One example, we developed a validated bauxite residue neutralization at Kwinana, our plant in Australia.

The process provides significant greenhouse benefits by permanently locking up Co2 with the residue. The consequent CO2 reduction is equivalent to taking about 12,000 cars off the road per year.

Our process received the National Award for Excellence in Environment Engineering in Australia and will be rolled out to all of our refineries. In one year the Co2 consumed neutralization in Kwinana by itself will be 12,000 cars equivalent.

Our experience in providing cost effective, high performance, lightweight solutions in commercial markets is also being adapted to the needs of the defense industry. We support a wide range of systems such as energy absorbing doors for the Humvee vehicle and armor cabs for heavy equipment movers.

These solutions utilize a wide range of material product forms and design. They piggy off the technologies we have developed to produce automobile, aluminum intensive automobiles, and our target is to grow this market by more than $500 million in the next five years.

Now let’s talk about growth, sustainable development and portfolio management. In the third quarter we continued to take actions to profitably grow our business and manage our portfolio. We received formal environmental approval to proceed with the expansion of our Wagerup refinery.

We are currently conducting a 12 to 18-month program of additional data collection to satisfy conditions associated with the Ministerial approval as well as beginning the detailed engineering and design work. As always, we will advance this project based on internal and external conditions and we could project that the earliest start-up date for this plant will be in 2010.

We secured a five-year power supply to continue the operations of our pot line at Intalco. The BPA power agreement, in addition to favorable market conditions, facilitated the addition of a second pot line which will be restarted during the first half of 2007. The pot line will double our production at the smelter to 180,000 metric tons, or two-thirds of the capacity of that plant.

On the sustainability front, we were once again named member of the Dow Jones Sustainability Index. Inclusion in this index was based on a thorough assessment of our economic, environmental and social performance and we are very proud to be recognized for our high level of commitment to the communities in which we operate.

From a portfolio management perspective, last month we announced that we had signed definitive agreement to sell our Home Exteriors business to Ply Gem Industries for more than $300 million in cash. The transaction is expected to be completed in this fourth quarter.

Lastly, on the extrusions assets, the soft alloy extrusions, we continue our review of the options for a group of soft alloy extrusions assets which today reside in two Alcoa businesses. We have accelerated that review and we will keep you updated as appropriate.

Now let’s move and talk about the current metal market. Third quarter was another strong quarter for aluminum demand. This healthy demand is evident in the continuing rising premiums throughout the world.

Midwest premium has risen from $77 per metric ton in August 2005 to $133 per metric ton just over a year. Japanese CIF premium for western metal has risen from $55 per metric ton in February to over $80 per metric ton now.

[Inaudible] European premiums have also rebounded from the lows of December of $82.50 to over $130. Cash metal price today hovers around $2600 a metric ton.

Visible stocks, which consist of producer stock, LME, the COMEX and Shanghai Future Exchange warehouses stock and the Japanese Board stock continue to decline. Since the beginning of 2006 we have seen days of consumption decline from 34 days to about 29.5 days and a net total of 441,000 metric tons withdrawn from the exchange warehouses. This level below 30 days is the lowest in 20 years since we’ve been recording these [days].

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Oct. 10. 2006 / 5:00PM ET, AA - Q3 2006 ALCOA Inc Earnings Conference Call

On price global demand has grown at a greater pace than 2005. We have seen strengthening and demand throughout Europe, Japan and South America. North America demand has remained strong in spite of the weakening of the automotive markets.

In primary product we continue to see excellent demand throughout the world for value-added products such as billet and rod. The solid demand has provided strong support to the price of aluminum.

Obviously, the biggest wild card resides in the future supply and demand in China. We currently have a team that are working through all the data speaking with people on the ground and visiting facilities in China and once our analysis is complete, which I expect to have it in this quarter, we will present our total view of China to you.

Thank you for your attention, and now let me turn it over to Joe.

Joe Muscari - Alcoa, Inc. - CFO

Thanks, Alain. Good evening, everyone.

As Alain just mentioned, we believe we’ve established a very solid platform for future earnings growth. Through the first three quarters of this year we’ve earned $2.17 per share, or $1.9 billion on an income from continuing ops basis. That is already 30% more than our prior record earnings for the full-year 2000.

Our third quarter can best be described, as Alain indicated, as one in which we saw the impact of normal seasonality downturn across almost all of our downstream segments exacerbated, however, by a number of unplanned extended outages, the further slowing of the automotive sector and several input cost increases. The biggest impact on us, though, came from the LME price decrease of $172 per ton.

At the time of our second quarter analyst call, as you may recall, I had mentioned that we had already been seeing through June approximately $160 per ton decrease. This, of course, as it turns out continued and actually grew some during the duration of the quarter.

The quarter was also one which saw continued output improvements in our upstream businesses as well as further performance improvements in our key engineered products businesses such as fasteners, Howmet and forgings. Our Russian initiatives also continued on a good improvement track.

Let’s now move into some of the details. Income from continuing operations of $540 million, or $0.62 a share was 89% higher year-over-year and 28% lower sequentially. Revenue of $7.63 billion was 19% higher year-over-year and 2% lower sequentially.

Cash from ops was $748 million, which includes a $200 million discretionary pension contribution, further demonstrating our ability to fund our expansions from ongoing operations.

Capital expenditures for the quarter were $737 million with 75% of the total devoted to growth projects such as Iceland, Mosjoen and Pinjarra. We continue to hold our debt to capital within our target range at 32% while continuing to execute those growth plans. Our trailing four quarter Bloomberg ROC was 12.2% and 14.1% when you exclude the growth projects.

As we look at the net income statement, there are three areas that I’d like to briefly highlight for you. First, we continue to decrease our SG&A as a percent of sales, as Alain also indicated.

Second, our cost of goods as a percent of sales increased this quarter from 74.7 to 78.8%. This was driven in large part by the metal price decrease in primary, seasonality and mill outages.

Third, the effective tax rate decreased from 28.1% to 24.7%. This is due primarily to an international deferred tax benefit of $18 million. Income from continuing operations decreased from $749 million to $540 million largely due to lower LME price.

The next slide will help explain the change between the second quarter 2006 and the third quarter of ‘06. The quarterly LME on a 30-day lag decreased from $2,637 per ton to $2,483 per ton. This change decreased earnings by the $137 million quarter-over-quarter that you see on the chart.

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Oct. 10. 2006 / 5:00PM ET, AA - Q3 2006 ALCOA Inc Earnings Conference Call

The seasonality impact of approximately $32 million was spread across all four of our downstream businesses. It’s broken down as follows: $6 million in FRP, $7 million in Extruded and End Products, $15 million in Engineered Solutions, and $4 million in Packaging and Consumer. The impact was centered on the summer European slowdown, automotive changeovers, and the seasonal decline in Packaging and Consumer.

Mill and other equipment outages accounted for $24 million. The most significant item of $11 million was a planned outage at Kitts Green that extended beyond the anticipated duration. In addition, we had unplanned equipment outages at our Davenport Number One cold mill, Lancaster, and Texarkana mills equaling a combined $2 million.

At our Tennessee and Warrick mills we had power outages equaling $3 million. All affected equipment, however, is back online, and we don’t expect any negative carryover from these specific one-time events into the fourth quarter.

We had a negative impact from cost inflation of $39 million. The most significant items were $12 million for resin, $8 million for energy, and $6 million for carbon, coke and pitch.

We expect to recover some of the increased resin costs in the fourth quarter through appropriate price adjustments. In addition, we had several positive items that were netted against cost inflation such as productivity gains and procurement savings.

I thought it would also be helpful at this point to compare the quarter results with the year ago quarter as well. Comparing third quarter ‘05 to third quarter ‘06 as you can see, the change in cost of goods as a percent of sales decreased from 82.2% to 78.8%, and SG&A as a percent of sales decreased from 4.7% to 4.3%.

Income from continuing ops increased from $285 million to $540 million, or 89%, and on an income to sales basis moved from 4.4% to 7%.

To help better understand the year-over-year change, let me use a similar slide as before, but focusing on the ATOI change for each segment. As you can see, significant improvement came in our upstream business segments.

Alumina increased $292 million, or 59%, primary increased $700 million, or 121%. FRP decreased $33 million, or about 15% driven primarily by the mill outages as well as Bohai, China.

We saw significant improvement in the Engineered Solutions segment which increased by $102 million, or roughly 65%. Extruded and End Products decreased $8 million, or 20%, and our Packaging and Consumer group decreased $16 million, or 19% driven primarily by higher resin costs in the period.

Let’s take a look now at cash flow. Cash from operations was strong at $748 million including the $200 million discretionary pension contribution.

That equates to a 36% improvement over the previous quarter excluding the $200 million pension contribution. As you can see from last year we also expect strong cash generation in the fourth quarter.

Working capital increased by $36 million over the second quarter, yet we continued our trend of reducing days working capital over the prior year quarter, this time reducing by .4 days. Capital expenditures remain steady at $737 million while the percent of non-growth capital expenditures to depreciation decreased to 57%.

Finally, debt to cap was stable, as we indicated earlier, at 32.8% but well within the target range of 25 to 35%.

This next slide of total ATOI history gives a good perspective of how strong the year really has been for us as compared to previous periods, but it also puts the third quarter seasonal performance into perspective with previous periods. The bottom slide shows the Bloomberg trailing twelve months return on capital and highlights, as Alain alluded to earlier, highlights the continuing improvement trend that we have this year.

Let’s talk about the segments now in some detail. Operationally, we had another good quarter in Alumina. Production was up 144,000 metric tons, or about 4% establishing another quarterly production record even with the increased tons from the Pinjarra upgrade excluded. Third party shipments were up 97,000 tons or 5%.

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FINAL TRANSCRIPT

Oct. 10. 2006 / 5:00PM ET, AA - Q3 2006 ALCOA Inc Earnings Conference Call

The Pinjarra ramp-up is progressing well through the third quarter. We have achieved approximately 75% of the full ramp-up or about 70,000 incremental tons over the second quarter. We expect the project to be at 90% at the end of the year with full production achieved in first quarter 2007.

Cost inflation was held in check for the most part with slightly higher labor and material costs being offset by lower cost of caustic. The segment was also negatively impacted by currency impacts of roughly $3 million, and customer contract mix which is actually a timing effect. On a year-over-year basis Alumina’s ATOI was up 74% and production was up 5%.

One additional item that I’d like to mention. As we’ve noted before, our Alumina price lag is approximately 60 to 90 days.

For both the second and third quarters that lag was closer to 60 days on a monthly basis. In other words, September was priced off the July/August average, and based on that type of lag, you would have had a three-month LME average of $2593 in the second quarter and $2589 in the third quarter.

Looking forward, we expect continued productivity gains and strong volumes. We will also have the impact of any change in LME prices as they flow through to realized prices.

Moving to the Primary Metal segment. On a sequential basis, third party revenue decreased by 7% on lower LME prices partially offset by improvements in regional premiums and product mix. ATOI declined by 29% to $346 million driven by the lower LME prices, direct material costs and unfavorable currency impacts.

Sequentially, production increased by 1% and third party shipments increased by 5%. The Company purchased 130,000 tons of primary metal in the quarter for internal use as part of its strategy to sell value-added products.

The LME cash on a one-month lag declined 6%, down $154 per ton from $2637 per ton. Our third party realized price declined 4%, or $108 per ton whereas our internal BU price declined 7%.

Looking forward to the fourth quarter, production will improve by approximately 2% over the third quarter, and based on our

LME-linked supply contracts alumina and power costs are projected to decline in the fourth quarter.

In the third quarter LME cash on a one-month lag averaged $2483 per metric ton and, as you know, we price our metal on an approximate 30-day lag which means we have about one-third of our metal priced for the quarter, so if you use the average September cash LME of $2472 per ton as a proxy for that one-third, it would equal an approximate $11 per metric ton decrease compared to the third quarter.

Let’s move to the Flat-Rolled Products segment. Performance in FRP was significantly impacted by seasonality, as Alain touched on earlier, seasonality and mill outages, and as a result the ATOI as a percent of revenue declined from 3.6% in the second quarter to 2.2%.

Over half of the difference, or $17 million is attributable to the mill outages and $6 million was due to the seasonality effect. On the positive side, we did see improved results in our Russian operations this quarter as I mentioned before.

Looking forward to the fourth quarter, we expect no negative impact from the third quarter mill outages. We see continued strong demand in aerospace although will be some weakness in the common alloy market associated with distributors adjusting year-end inventories.

Moving to the Engineered Solutions segment. Year-on-year this segment is up over 121% in profit over the same quarter last year due to continued strong productivity improvements and pricing actions. Sequentially, however, ATOI is down 25% driven primarily by the scheduled summer shutdowns and the predicted seasonality customary in the North America automotive industry.

Approximately 50% of the seasonal decline occurred in our AFL business. In the fourth quarter we see continued weakness in automotive. Strong demand will continue in aerospace although we will see some supply chain inventory adjustments as we normally do.

Moving to the Extruded and End Products segment. This segment is now the third segment that we have broken the ATOI down into finer detail. In this case we have isolated our ACES, soft alloy extrusions business, on an ATOI basis.

This breakdown highlights the consistent results that are out of our hard alloy extrusion and building and construction systems businesses. And revenue for the ACES business has recently ranged in the 40 to 45% range of the total segment.

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FINAL TRANSCRIPT

Oct. 10. 2006 / 5:00PM ET, AA - Q3 2006 ALCOA Inc Earnings Conference Call

In the Extruded and End Products segment, ATOI was essentially flat quarter-over-quarter. Seasonality in the ACES business was offset by improved mix in our hard alloy, aerospace, and building and construction markets. As we look forward, we see seasonal decline in the building and construction areas as well as volume declines due to lower automotive demand in North America.

Moving to the Packaging and Consumer segment. This segment’s ATOI was down 35% on normal seasonal volume decreases and higher resin costs as mentioned before.

Looking forward we expect to recover approximately two-thirds of the resin cost increases over the next 90 to 120 days through appropriate price adjustments. Although we experienced the normal seasonal decrease in our closures business, this will be offset by the strong seasonal fourth quarter from Consumer Products.

Let me now close with some comments around the fourth quarter. As we look out at the quarter, I’d like to emphasize the following items. We remain positive on the underlying strengths of our markets with the exception of North America automotive and housing construction.

Aluminum supply demand fundamentals continue to provide a very positive base for profitable growth. We’ve delivered a very strong return on capital and expect that improvement trend to continue.

Energy costs, as we’ve mentioned before, continue to be a challenge for us, however, LME linked costs will decrease in the fourth quarter. And lastly, we expect strong cash generation to continue going forward.

Thanks. And now let me hand this back to Alain for his closing comments.

Alain Belda - Alcoa, Inc. - Chairman, CEO

Well, to summarize this quarter was we had lower LME pricing, seasonal declines, and several mill outages that drove the results lower sequentially. We also had better operations, improved volumes and some non-recurring income and expenses.

On a year-over-year basis, we benefited from a stronger pricing, an improved condition in most of our markets, and we’ve been more successful at capturing price increases in the lower inflationary environment.

The improvements in margin, in cash flow, in returns and in controllable expenses, or productivity, have been substantial over the last twelve months, and it is the seventh consecutive quarter of improving return on capital. By definition, being substantially tied to the LME, we have some great quarters and some not so great.

I have just returned from a trip to Iceland, to Europe, to Australia, and Brazil, and I’m on my way to Russia and Europe for inauguration of our new automotive structure plant in Modena.

As I stated before, we are a capital intensive company, so these charts are the ones that we look as the most important indicators for us of how we are performing. The charts, they speak for themselves with a consistent quarter-over-quarter improvement in returns on capital. We keep it well in sight as we make investment decisions.

But the questions you have to ask yourself as investors and in the long-term isn’t about the long-term performance of the Company. Did we take advantage of pricing opportunities? Did we generate the cash?

Have we controlled our expenses? Are we building for the future or are we just coasting and milking the cow or are we positioning yourself at the lower end of the cash cost curve or are we turning around our acquisitions?

Are we reducing or increasing the legacy of problems that came with the environment’s impact from mining and large operations from the consequences of safety risk to employees and contractors? Are we managing the long-term consequences of legacy pensions, healthcare and labor relations?

Are we innovating, creating new products, serving new markets? Do we have growth opportunities? Are they coming to the bottom line? And bottom line, are we investing in our future dealing with our past and optimizing our present?

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FINAL TRANSCRIPT

Oct. 10. 2006 / 5:00PM ET, AA - Q3 2006 ALCOA Inc Earnings Conference Call

And the answer from me is yes, and we have demonstrated it but it’s not a quarter-to-quarter measure. We will continue to manage for the long-term profitable growth of the Company, and we will keep our focus on return on capital and cash generation.

Thank you for your attention. And now we would be happy to take questions.

QUESTION AND ANSWER

Operator

Thank you for that presentation. [OPERATOR INSTRUCTIONS] And your first question comes from the line of John Hill with Citigroup. Please proceed.

John Hill - Smith Barney Citigroup - Analyst

Thank you very much for the detailed presentation.

Obviously, a lot of focus on return on capital measures and long-term measures. Great to see. I guess the question we’re asking is how much confidence do you have that you can drive margins in a flat commodity environment from mix improvements and new projects and what are your margin targets again in a flat commodity pricing environment?

Alain Belda - Alcoa, Inc. - Chairman, CEO

Well, John, we continue to drive new products out, new segments, I mean we just invested in a brand new technology in our Spanish facility now for automotive applications. We are taking the same application to China. We’ve got customers from that as differentiated.

We are doing the same thing with lithosheet which is used by Kodak and other of the, how do you call the, photographic, how do you call, businesses. We continue to develop new alloys for the aerospace industry. So we continue to change mix and improve margins and I think you see that in the bottom line.

And the example of Russia, that’s why I wanted to give you the number on the [improving] revenue as compared to the [improving] volume, is it’s a significant change in the product mix that they sell. So we believe that on a stable metal price, and let’s say on a stable metal margin, you’ll continue to see improvement in productivity from our businesses and profitable growth at the bottom line.

John Hill - Smith Barney Citigroup - Analyst

Thank you.

Operator

And your next question comes from the line of Dave Gagliano of Credit Suisse. Please proceed.

Dave Gagliano - Credit Suisse Securities - Analyst

Hi. Thanks. Just a, one quick question.

On the currency side, you mentioned a negative currency, a pretty small negative currency impact on the Alumina business. I was wondering if you could just give us overall currency translation impact Q3 versus Q2? Was it meaningful and if so what was the [number]?

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FINAL TRANSCRIPT

Oct. 10. 2006 / 5:00PM ET, AA - Q3 2006 ALCOA Inc Earnings Conference Call

Joe Muscari - Alcoa, Inc. - CFO

It was relatively small, Dave. Overall currency impact was something in the neighborhood of about $8 million overall.

Dave Gagliano - Credit Suisse Securities - Analyst

Okay.

And just as a follow-up, focusing in on the upstream Alumina business for a second, I think during the second quarter you indicated that with Pinjarra ramping up and with a lag in pricing that you expected a fairly substantial rebound, sequential improvement in operating results yet ATOI came in a little bit lower in Q3 versus Q2. I’m just wondering what changed over the course of the three months to drive the — what looks like a little bit low in terms of the ATOI number?

Joe Muscari - Alcoa, Inc. - CFO

Of course you know it’s linked and driven by the LME which in turn is reflected differently and are different contracts from a timing standpoint, and so what you see is the effect for this period being closer to the 60 days than the outside range of 60 to 90. And that’s more a function of how the contracts actually flow and how the mix of the contracts flow.

Dave Gagliano - Credit Suisse Securities - Analyst

Okay. Maybe we can take up that off line. Thanks.

Joe Muscari - Alcoa, Inc. - CFO

You bet.

Operator

And your next question comes from the line of Rob Clifford with ABN Amro. Please proceed.

Rob Clifford - ABN Amro - Analyst

Good afternoon, gentlemen.

I Just wanted to ask about your Primary Metals business. On the one-month lag price you talked about we’re looking at about a 6% decline in alloy prices, but yet your total revenue was down 10%, and that’s on an increasing production base.

I just wondered if that difference is due to either increases of internal stocks in metal or a substantial decline in your value-added premiums from product mix?

Joe Muscari - Alcoa, Inc. - CFO

So actually our premiums are up in terms of the mix that we had in the Primary part of the business. You know, some of that is due to some of the netting out that goes on from the standpoint of different positions that we have, from the buying and selling.

Rob Clifford - ABN Amro - Analyst

Okay. Thanks for that.

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FINAL TRANSCRIPT

Oct. 10. 2006 / 5:00PM ET, AA - Q3 2006 ALCOA Inc Earnings Conference Call

Operator

And your next question comes from the line of David Palmer with Wellington Management. Please proceed.

David Palmer - Wellington Management Company - Analyst

Yeah, hi, thanks.

So your third party primary realization was down a little over $100 a ton quarter-to-quarter, and spread over your production volumes of just under 900,000 tons suggest a decline of revenue quarter-to-quarter of about $100 million, yet your decline in pretax profits quarter-to-quarter was $212 million. Could you talk about that and I think that would explain a good piece of where people might have missed your numbers for the quarter.

Joe Muscari - Alcoa, Inc. - CFO

Well, we had, David, some cost inflation effect, and there were a number of smaller items. The cost inflation was probably in the Primary Metals group specifically in the $8 million range.

When you look at numerous other effects, currency was about $5 million and you’ve got some specific volume effects that occurred in there as well that you’re going to pick up another, I’d say, about 15 to $20 million. Energy was actually in the Primary segment quarter-on-quarter was actually positive for us.

David Palmer - Wellington Management Company - Analyst

All right.

I mean it still seems like we’re missing quite a lot of pre-tax profit just the revenue decline and those cost items don’t seem to add up to the kind of 30% sequential decline in profit.

Joe Muscari - Alcoa, Inc. - CFO

You know, the strictly in Primary, in that segment alone, the LME price impact was over $120 million, actually closer to $130 million. But that might be something Tony can follow-up with you on and get into a little more detail with you.

Operator

[OPERATOR INSTRUCTIONS] And your next question comes from the line of Hongyu Cai with Goldman Sachs. Please proceed.

Hongyu Cai - Goldman Sachs - Analyst

Thank you for the presentation.

I wonder if you can specify the reasons of the unexpected outage? And also if I can follow-up on the cost pressure because in the previous quarter you mentioned cost pressures [are] stabilizing, so I wonder if you have any update on that front? Thank you.

Alain Belda - Alcoa, Inc. - Chairman, CEO

We have been, the major event was a change in a motor gear in our plant in Kitts Green, England which is producing for the aerospace business, therefore a high margin product. It was expected to take about two weeks. It took, in addition to that two weeks, almost additional ten days.

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FINAL TRANSCRIPT

Oct. 10. 2006 / 5:00PM ET, AA - Q3 2006 ALCOA Inc Earnings Conference Call

And as we’ve opened it up to make some changes, we’ve discovered some additional problems that we couldn’t have found out until the, how do you call the, motors were opened, so that was the major source of problem at this point in time. Another one was, but I think we talked about that before, which was a fire we had in the, how do you call it, the Bohai facility which caused problem with the two rolling mills there.

Hongyu Cai - Goldman Sachs - Analyst

And thanks. Could you update on the cost pressure?

Alain Belda - Alcoa, Inc. - Chairman, CEO

Could I what?

Hongyu Cai - Goldman Sachs - Analyst

Could you please give us an update on the cost pressure?

Joe Muscari - Alcoa, Inc. - CFO

Oh, cost pressures, yes.

The cost pressures, again, it varies by segment in terms of what we’re seeing, not as high as some of the previous periods, seeing some obvious improvements in natural gas coming down the pike, fuel oil, obviously, should have a positive effect on us in the, as we move into the fourth quarter. So the major cost pressures that we’ve seen this quarter were around resins, really spiked, coke, pitch, those were the areas that we had the biggest increases in.

Hongyu Cai - Goldman Sachs - Analyst

Thank you.

Joe Muscari - Alcoa, Inc. - CFO

You’re welcome.

Operator

And your next question comes from the line of Kuni Chen with Banc of America Securities. Please proceed.

Kuni Chen - Banc of America Securities - Analyst

Hi. Good afternoon. I had a question for Joe.

I know over the last couple months you guys have been working on a new business portfolio decision model. Can you just give us an update on where that is and some of the parameters that’s driving that model in terms of minimum hurdle rates and is this something still under development or is this now starting to drive some of the decision making? Thanks.

Joe Muscari - Alcoa, Inc. - CFO

You know, it’s something that we continue to refine but I’d say it’s been at a point where we are utilizing it to evaluate. Alain talked about accelerating what we’re doing in soft alloy extrusions.

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FINAL TRANSCRIPT

Oct. 10. 2006 / 5:00PM ET, AA - Q3 2006 ALCOA Inc Earnings Conference Call

We are using it to better evaluate, as I’ve talked about before, some of the other businesses that have been underperforming to help us better gauge not just what should be possible in a segment but how fast we should be able to achieve specific improvement levels. So I’d say we are at the point where we’re beginning to use it more.

Kuni Chen - Banc of America Securities - Analyst

How about the hurdle rates?

Joe Muscari - Alcoa, Inc. - CFO

Well, the hurdle rates are — we typically use our, I’ll refer to the Bloomberg, our cost of capital is in that 8.5 to 9% range which, and that’s the measure we tend to use with our businesses for incentive compensation and for measurement. And so we’re focused with those businesses on first getting them above the cost of capital levels.

Operator

[OPERATOR INSTRUCTIONS] And your next question comes from the line of John Tumazos with Prudential. Please proceed.

John Tumazos - Prudential Equity Group - Analyst

Congratulations on the third best quarter.

Looking ahead to the fourth quarter, the LME ingot price got as high as $1.19 yesterday. Do you think the rebound in the fourth quarter can get back to the levels seen in the second quarter given that the six outages, the seasonality, any work down at pre-strike buys, et cetera, will be absent and we should be looking ahead to a better period?

Alain Belda - Alcoa, Inc. - Chairman, CEO

Well, you know, we do not predict metal prices, and volatility that we’ve been seeing in the second quarter and in the third quarter has been significant. The fundamental number that we look at as the days of inventories and assuming that there is not an increase in hidden inventories for whatever reason, you’re down to 29 days. This, I think this is better than the 1988 number which was the last time it was below 30 days.

Demand continues to be pretty healthy. Chinese demand is over 20%. How do you call, world demand is over 3.2%. So if demand continues to be where it is, I think the present price is certainly justified by fundamental.

The question is where it’s going for in the future. I can’t predict that, but I think the fundamentals are pretty solid.

Operator

And your next question comes from the line of Victor Lazarovici with BMO Capital Markets. Please proceed.

Victor Lazarovici - BMO Capital Markets - Analyst

Thank you. I wonder if I could get back to the more mundane.

In the quarter the premium received on primary metal relative to the 30-day lag LME price seems to have shrunk quite a bit. You had averaged about $0.08 per pound through 2004, 2005. It started to come down in the second quarter of ‘06 to $0.07. What were the drivers that took it down to what looks to be 3 to $0.04 in the current quarter?

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FINAL TRANSCRIPT

Oct. 10. 2006 / 5:00PM ET, AA - Q3 2006 ALCOA Inc Earnings Conference Call

Joe Muscari - Alcoa, Inc. - CFO

You know, that might be better if Tony followed up with you to kind of work through that. There were a number of factors and things that move around in there from a specific mix standpoint, and I think maybe if you and Tony chat, he can kind of walk you through the quarters. Okay?

Operator

And your next question comes from the line of Anthony Rizzuto with Bear Stearns. Please proceed.

Anthony Rizzuto - Bear, Stearns & Company - Analyst

Yes, hi. Good afternoon, gentlemen.

I think we can all appreciate the fact that Alcoa’s positioning the Company for the long-term, and I think that’s a good thing. But at any time with these outages that you experienced during the quarter, did you guys talk about possibly going out there and pre-announcing given that it was likely to be a shortfall, significant shortfall versus the street?

Alain Belda - Alcoa, Inc. - Chairman, CEO

Well, any quarter in the Company history we have what I call non-recurring/recurring events and they come on the positive side and they come on the negative side and, you know, and sometimes they offset each other, sometimes they don’t, and so we didn’t think that at $20 million or whatever was the consequences of, how do you call, these situations, that required us to pre-announce an effect. On the total $500 million of profit [it’s] still not a pretty relevant number.

Operator

And your next question comes from the line of Brian MacArthur with UBS. Please proceed.

Alain Belda - Alcoa, Inc. - Chairman, CEO

Let me just, I’m sorry, before you go with the question. Back again to the third quarter of the change in the quarter results, 65% of it was directly attributable to movement of metal, 15 for seasonality, and 20 for non-recurring events like these.

I’m sorry. Go ahead.

Brian MacArthur - UBS Warburg - Analyst

Hi Alain.

Just following up on that, and maybe it comes a bit back to Vick’s question, but if we sort of look at the aluminum price effect for the quarter, it almost looks like the leverage got up that every cent is worth about $0.10, you know, on the aluminum price. At the very high-end of the historical range, was there something that just the way the contracts worked between the smelters that the pass-through that’s related to labor and power, was there something there that was odd this quarter that might have added up to getting that, you know, less linear flow-through and therefore added to a larger than maybe expected sensitivity on the leverage factor this quarter? Because I know they move around on a quarter-to-quarter basis, I think.

Joe Muscari - Alcoa, Inc. - CFO

Yeah, let me come back to, and this really relates to the earlier question around the mix, which I didn’t fully understand in reflecting on it, but what you don’t see are, what you see are the third party shipments. What you do not see is the BU price to the business units.

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FINAL TRANSCRIPT

Oct. 10. 2006 / 5:00PM ET, AA - Q3 2006 ALCOA Inc Earnings Conference Call

The actual metal price was higher to our business units than to the third parties. And so if you’re focused on just the third party price, it’s going to give you a much lower number than we actually had.

Brian MacArthur - UBS Warburg - Analyst

Right. So one of the problems here is the inventory’s changing every quarter and it’s getting backed through, and you may get a lag back through that as well, which is why it is getting squeezed probably more than the market thinks.

Joe Muscari - Alcoa, Inc. - CFO

You can. It takes some time to work it out from a metal flow standpoint. It eventually does come out, but that’s why we referenced that $154 a ton drop.

Brian MacArthur - UBS Warburg - Analyst

Right. But was there anything, like, I mean, obviously, we can’t see that inventory flow-through or whatever it was, I was just curious whether this quarter was, you know, disproportionately weighted, obviously, the higher cost inventory because of the timing differences, and that’s part of the reason why the squeeze is larger than maybe we were all looking for.

Joe Muscari - Alcoa, Inc. - CFO

No. I wouldn’t — we haven’t seen anything in the inventory analysis so far that it was higher than usual, but there is a normal flow effect that will work its way out through the downstream businesses in the next quarter.

Brian MacArthur - UBS Warburg - Analyst

Right.

Alain Belda - Alcoa, Inc. - Chairman, CEO

This is an important point. With the kind of cyclicality you have in the second quarter, it affects the third quarter, and it affected it in two ways. It affected in the flow-through on the fabricating businesses, and on the primary side, it affects the prices that are related to LME in the previous quarter.

Brian MacArthur - UBS Warburg - Analyst

Right.

Alain Belda - Alcoa, Inc. - Chairman, CEO

So energy, which is related to the price of energy, some of the raw material, alumina that we buy which is based on the LME, so some of these as they flow through the quarter they affect the following quarter. And when you have the kind of effects you had in the second quarter, this kind of volatility comes back in the third quarter and if things stay where they are today, should be flow through completely in the fourth quarter.

Brian MacArthur - UBS Warburg - Analyst

Right.

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FINAL TRANSCRIPT

Oct. 10. 2006 / 5:00PM ET, AA - Q3 2006 ALCOA Inc Earnings Conference Call

So I mean the problem is quarter-to-quarter the, it’s not linear, and this is the issue. I mean one quarter at $0.10 change in the LME might make an impact of X, and the next quarter it might be X plus .2 or something, and that’s why there’s such a variability quarter-to-quarter. Is that a fair statement?

Alain Belda - Alcoa, Inc. - Chairman, CEO

You’re right on.

Joe Muscari - Alcoa, Inc. - CFO

Exactly right.

Brian MacArthur - UBS Warburg - Analyst

Thank you very much.

Operator

And your next question comes from the line of Sophie Vatalis with Macquarie Bank. Please proceed.

Sophie Vatalis - Macquarie Bank - Analyst

Hi there.

I apologize if you’ve gone over this in prior questions, but I just want to focus on the Alumina business, just in terms of the pricing. If we factor in the lag, that two-month lag that you were talking about, prices seem up 5% quarter-on-quarter and [inaudible] calculating costs seem to be up 4% as well and production has increased up 4% as well.

Could you just explain to me how we’re getting a lower after-tax operating income this quarter?

Joe Muscari - Alcoa, Inc. - CFO

Well, as we’ve mentioned before, that the alumina price is the lag of 60 to 90. This period it was closer to the 60 days on a monthly basis, so you’re getting a much closer range, you know, from an LME average standpoint.

You had a three-month LME average of $2593 in the second quarter and $2589 in the third quarter. So we didn’t get — you didn’t get the full effect of the full movement from the previous quarters, you know, coming through because the time period was shorter.

Alain Belda - Alcoa, Inc. - Chairman, CEO

Let me go back into this a second. We have a mix of prices that we sell customers [are]. They’re old contracts, new contracts and whatever.

It just happened that the mix on this quarter reflected some, and it’s only a base of there were more shipments to one customer that had a lower price [in] the next quarter. So that is what affected the average price. Is that clear or no?

Joe Muscari - Alcoa, Inc. - CFO

Yeah. Let me add to that.

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FINAL TRANSCRIPT

Oct. 10. 2006 / 5:00PM ET, AA - Q3 2006 ALCOA Inc Earnings Conference Call

For instance, when I mentioned in the presentation that we really had a flow effect on the mix, it’s something that we should see when we compare the fourth to the third, that effect coming out because we had proportionately more in the third of, let’s say, the lower revenue than we had in the second, but it had more to do with some adjustments that were being made from an inventory standpoint at the customer that put us in a position of having to ship more than we normally would. Well, next quarter the shipments will level back to where they were in the second quarter or less.

Operator

[OPERATOR INSTRUCTIONS] And your next question comes from the line of Chris Olin with Cleveland Research. Please proceed.

Chris Olin - Cleveland Research Company - Analyst

Can you tell me if you are by chance getting squeezed by higher titanium and/or nickel-based alloys costs that would potentially go into your engineering businesses? Thanks.

Joe Muscari - Alcoa, Inc. - CFO

I wouldn’t use the term squeezed because those businesses have done, I mean prices have obviously gone up, but they’ve done a good job from a pricing standpoint. If you look year-over-year they’ve really been able to make some very good profit improvements and part of that is staying up with the titanium price increases that have been occurring.

Chris Olin - Cleveland Research Company - Analyst

So you’re essentially saying you’re passing through those prices?

Joe Muscari - Alcoa, Inc. - CFO

Yes.

Operator

And your next question comes from the line of Glen [Lokoff] with UPS. Please proceed.

Glen Lokoff - UPS - Analyst

Good afternoon.

I was just wondering if you could update us on the other refinery projects in particular Jamaica, what’s happening with the Trinidad gas agreement and how the refinery expansions are tracking versus your original capital estimates given the current environment? Thank you.

Alain Belda - Alcoa, Inc. - Chairman, CEO

The pre-condition on going ahead with an expansion in Jamaica is depending on the government of Jamaica signing an agreement for gas supply with Trinidad Tobago. They’re still working on that contract at the moment.

Glen Lokoff - UPS - Analyst

Do you have a feel for any timing at all?

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FINAL TRANSCRIPT

Oct. 10. 2006 / 5:00PM ET, AA - Q3 2006 ALCOA Inc Earnings Conference Call

Alain Belda - Alcoa, Inc. - Chairman, CEO

No, not the moment. I will be with the Prime Minister of Jamaica in some — I don’t have my schedule right now, but it’s not too far future now, and see what’s happening with their negotiations.

Operator

And your next question comes from the line of John Hill with Citigroup. Please proceed.

John Hill - Smith Barney Citigroup - Analyst

Very good. Just a follow-up question.

When we look at the ATOI reconciliations for corporate expense came in at $64 million, that was a little bit light. That’s been over 80 in recent periods. Is that just improvement on the SG&A line or is there something else going on?

Joe Muscari - Alcoa, Inc. - CFO

There were some adjustments and movements to other places. We do have from time to time movement to GASE and PAE, planned administrative expense up to corporate and vice versa so it’s not a, that’s not a major piece of it, but you have a little bit of that.

John Hill - Smith Barney Citigroup - Analyst

Very good. Thank you.

Operator

[OPERATOR INSTRUCTIONS] And your next question is a follow-up from the line of Rob Clifford with ABN Amro. Please proceed.

Rob Clifford - ABN Amro - Analyst

Hello again.

Last quarter you told us that you were comfortable with the aluminum market was going to tight through [end] ’07. Given some of the increase we’ve seen particularly out of China in alumina and aluminum, is that still your view that you think the market will be tight right to the end of ’07?

Alain Belda - Alcoa, Inc. - Chairman, CEO

Well, you don’t — China is a wild card in this whole thing. One thing is to, they’re growing demand by 20% a year, so the problem is do they slow down, don’t they slow down, and how fast they build capacity.

They have capacity that is not operating today. Do they have the energy for that capacity? Will they have the alumina for that capacity? They’ve increased their alumina supply.

You look at some — we can’t figure out how to make an alumina refinery competitive unless it’s on the ocean and close to a bauxite mine. We’re talking about refineries in the middle of China buying bauxite from Indonesia or from Brazil or from wherever. I don’t know how to make that.

We have, like I said in my presentation, we have a team going, visiting plants, individual plants, visiting authorities, understanding the dynamics of energy, the dynamics of alumina, and we will be back to you sometime in the next month with a full presentation on how we feel about this.

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FINAL TRANSCRIPT

Oct. 10. 2006 / 5:00PM ET, AA - Q3 2006 ALCOA Inc Earnings Conference Call

Now, bottom line, they continue to grow. If you go to India, India is growing at some 12%. If you look at Brazil, 3.2, Russia, 5.6.

So the question is, is the demand there. The best measure to — the best answer to that is how many days of inventory there is in all of the LME plus COMEX and others and that continues to follow.

Operator

Ladies and gentlemen, this now concludes the question-and-answer session. At this time I will turn the call over to Tony Thene for closing remarks.

Tony Thene - Alcoa, Inc. - Director Investor Relations

We’d like to thank everyone for participating in our call today. That officially concludes our third quarter analyst call. Thank you very much.

Operator

Thank you for your participation in today’s conference. Ladies and gentlemen, this concludes the presentation. You may all disconnect, and have a good day.

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